Exhibit 99.1

For Immediate Release:	July 21, 2015

Investor Relations Contact: Marliese L. Shaw Executive Vice President, Investor Relations Officer United Bank 860-291-3622 mshaw@bankatunited.com	Media Relations Contact: Adam J. Jeamel Senior Vice President, Corporate Communications United Bank 860-291-3765 ajeamel@bankatunited.com

UNITED FINANCIAL BANCORP, INC.
ANNOUNCES RECORD REVENUE, RECORD EARNINGS,
19% ANNUALIZED COMMERCIAL LOAN GROWTH
AND QUARTERLY DIVIDEND

GLASTONBURY, Conn., July 21, 2015 – United Financial Bancorp, Inc. (“United Financial” or the “Company”) (NASDAQ Global Select Stock Market: “UBNK”), the holding company for United Bank (the “Bank”), today announced results for the quarter ended June 30, 2015. These results represent the fourth full fiscal quarter as the combined United Financial [merger of Rockville Financial, Inc. (“Rockville”) and legacy United Financial Bancorp, Inc. (“legacy United”)]. Rockville was the legal acquirer in the merger of equals with legacy United, in a transaction that closed on April 30, 2014, and Rockville changed its name to United Financial Bancorp, Inc. at that time.

The Company had net income of $13.3 million, or $0.27 per diluted share, for the quarter ended June 30, 2015, compared to net income for the linked quarter of $13.0 million, or $0.26 per diluted share. The Company reported a net loss of $5.6 million, or $(0.13) per diluted share, for the quarter ended June 30, 2014. The results for the quarter ended June 30, 2014 included one month of the pre-merger Rockville net income and net income of the combined entity beginning on May 1, 2014.

“I am pleased to report that during the second quarter of 2015, United Financial Bancorp, Inc. delivered record results for earnings, revenue, fee income, commercial loan growth and residential mortgage production. We continue to make substantial progress toward our merger goals announced in November 2013. The quarter's results included a 0.96% return on average assets ("ROA"), an 8.69% return on average equity ("ROE"), an 11.12% return on average tangible common equity ("ROTCE"), a 57% efficiency ratio, 17% annualized total loan growth and $0.27 earnings per diluted share for the quarter ended June 30, 2015,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. “These results were driven by 4% linked quarter revenue growth combined with a 1% decrease in non-interest expense compared to the linked quarter."

"The quarter ended June 30, 2015 represents United Financial's second consecutive quarter of record revenue and record earnings. Non-interest expense exceeded our earlier forecast due to higher costs related to record

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mortgage production, significantly increased consumer loan originations and greater loan level hedge expense, all of which are variable expenses that increased commensurate with higher than projected revenue," further stated Chief Executive Officer Crawford. "Commercial and residential mortgage loan pipelines remain robust, continuing the expectation that the Company will achieve high single digit total loan growth for 2015. The Company’s capital and infrastructure investments will support continued commercial loan growth."

Financial Highlights

•	Second quarter net income of $13.3 million, or $0.27 per diluted share

•	ROA of 0.96% for the second quarter

•	ROE of 8.69% for the second quarter

•	ROTCE of 11.12% for the second quarter

•	4% increase in total revenue, compared to the linked quarter

•	1% decrease in operating expense compared to the linked quarter

•	Second consecutive quarter of positive operating leverage resulting from increase in revenue and decrease in operating expense

•	Non-Interest Expense/Average Assets (NIE/AA) decreased to 2.19%

•	Efficiency ratio decreased to 57%

Loan Production Highlights

•	17% record annualized total loan growth

•	19% annualized commercial loan growth compared to the linked quarter

•	Four consecutive quarters of record residential mortgage production

•	73% increase in non-mortgage consumer loan production compared to the linked quarter

Earnings Results

The Company reported record quarterly net income of $13.3 million, or $0.27 per diluted share, and ROA of 0.96% in the second quarter of 2015. These results reflect the Company’s second consecutive quarter of reporting earnings as a combined entity without items prevalent in the prior year related to merger and acquisition expenses and redundant back office expenses before the data conversion was completed. Operating leverage was improved as a result of total operating revenues increasing by 4%, and reaching a record $50.3 million for the quarter ended June 30, 2015 while total operating expenses decreased by 1% during the same period. The Company's cost structure continues to improve and non-interest expense as a percentage of average assets declined to 2.19% in the second quarter of 2015 from 2.23% in the linked quarter. The efficiency ratio declined to 57% in the second quarter of 2015 from 61% in the linked quarter.

Interest income totaled $48.7 million in the second quarter of 2015 and increased by $416,000, or 1%, in comparison to the linked quarter. Earning assets grew organically by $144 million, or 3%, during the quarter, while average interest-earning assets increased less significantly, by $28 million, from the linked quarter due to the introduction of commercial loan growth toward the end of the quarter. Increased yields on commercial real estate and commercial business loans include the positive impact of prepayment penalty income totaling $848,000 during the second quarter of 2015 compared to $339,000 in the linked quarter. Interest expense increased by $856,000, or 12%, to $7.8 million for the second quarter of 2015. The increase was primarily driven by the impact of growth in money market deposits utilized in target market areas at special rates during the second quarter of 2015. Average interest bearing liabilities increased slightly by $5 million from the linked quarter as increases in average interest bearing deposit balances were offset by declines in average borrowings.

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The GAAP tax equivalent net interest margin for the second quarter of 2015 decreased by 7 basis points to 3.30% compared to 3.37% for the linked quarter, primarily as a result of the increased interest expense associated with growth of money market deposits and certificates of deposit which was partially offset by the positive yield impact of loan prepayment fees. Commercial loan yields are further impacted by the commercial team becoming more effective in executing interest rate swaps. The result is that the Company originates more variable rate loans with lower loan yields, however greater fee income is recognized up front. On a GAAP basis, the yield on interest-earning assets decreased by 1 basis point in the second quarter of 2015 to 3.91%, while the cost of interest-bearing liabilities increased by 7 basis points during the quarter to 0.73%.

The provision for loan losses increased by $3.0 million to $4.5 million for the quarter ended June 30, 2015 compared to $1.5 million for the linked quarter due to expansion of the covered loan portfolio, including strong organic commercial loan growth during the quarter. This increase in provision expense impacted earnings in the second quarter to some degree as the full provision recognition was incurred as the loans were originated, however the growth was largely late in the quarter and therefore the offsetting positive impact on interest income was inconsequential to the quarter's results. Net charge-offs for the second quarter of 2015 decreased by $119,000 to $904,000, or 0.09% annualized as a percentage of average loans outstanding, from $1.0 million, or 0.10% annualized as a percentage of average loans outstanding, in the linked quarter. Factors considered in the provision for loan losses include, but are not limited to, the composition of the portfolio, the level of non-performing loans and charge-offs, local economic and credit conditions, the direction of real estate values and delinquency trends.

Total non-interest income increased by $2.5 million, or 37%, to $9.4 million for the quarter ended June 30, 2015 from $6.8 million recognized in the linked quarter. The most significant factor attributing to the growth in the second quarter's non-interest income was the $1.8 million, or 47%, increase in service charges and fees during the quarter to $5.6 million from $3.8 million reported in the linked quarter. Of this $1.8 million increase, $1.5 million is due to the growth in gross loan level hedge income for the quarter ended June 30, 2015. Secondarily, the Company reported a $619,000 increase in mortgage banking activity income during the quarter ended June 30, 2015 to $3.0 million, compared to $2.4 million in the linked quarter.

Non-interest income in the second quarter of 2015 includes the recognition of a $916,000 loss related to limited partnership investments, while in the linked quarter the Company reported a $430,000 loss related to limited partnership investments. The most recent limited partnership investments are primarily related to solar tax credits which provide an attractive risk adjusted return on capital ("RAROC"); noting that RAROC is an on-going focus for all activities the Company pursues. The loss correlates with the utilization of tax benefits and is more than offset in the tax provision for both the second quarter of 2015 and the linked quarter.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2015 totaled $30.4 million and decreased by $300,000, or 1%, from the linked quarter. The Company reported a decrease in each of its non-interest expense categories, with the exceptions of salaries and benefits expense and other expense, both of which reported increases related to significant revenue enhancements. Salaries and benefits expense increased slightly by $23,000. Other expense increased during the second quarter of 2015 by $1.2 million, or 26%, the majority of which was related to growth in variable costs required to generate additional loan level hedge and consumer lending revenue.

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Business Line Discussions

Commercial Banking

Total commercial loans increased by $114 million, or 19% annualized, during the second quarter of 2015 while average commercial loans decreased during the quarter by $40 million. The decrease in average commercial loans reflects that a majority of the production was introduced late in the second quarter when commercial loan originations benefited from the production ramp up of new teams introduced in late 2014 and early 2015, as well as the typical seasonal rebound experienced in the second quarter in general. For the quarter ended June 30, 2015, commercial loan activity was comprised of a $72 million, or 4%, increase in the commercial real estate portfolio, a $31 million, or 5%, increase in the commercial business portfolio and an $11 million, or 8%, increase in the commercial construction portfolio. The Company is leveraging the investment made in commercial banking, in new teams combined with the existing teams, and as a result is experiencing strong momentum in this line of business, including a robust commercial loan pipeline and a continued expectation for strong growth in the third quarter.

Commercial banking profitability was augmented further by significant increases in loan level hedging fee income which increased by $1.5 million to $2.3 million for the quarter ended June 30, 2015 from $752,000 in the linked quarter. Customers have expressed a preference for fixed rate loans in this low interest rate environment and the Company has been able to successfully meet the customer needs, while prudently managing interest rate risk and increasing fee income.

Consumer Lending

In the second quarter of 2015, the Company reported its fourth consecutive quarter of record origination volume for residential mortgage loans due to the investments made in this line of business in prior years. On a linked quarter basis, residential mortgage originations increased by $35 million, or 21%, to $203 million from $168 million in the first quarter of 2015. During the second quarter, mortgage originations increased by $121 million from $82 million in the same period of the prior year and purchase mortgage activity increased year-over-year to $115 million from $64 million in the prior year period. The Company sold residential mortgage loans totaling $257 million during the past four quarters. Our non-mortgage consumer lending production increased by 73% over the linked quarter, indicative of the Company's strategy to drive higher origination volumes through this delivery channel.

Funding & Deposits

Deposits totaled $4.18 billion at June 30, 2015 and increased by $25 million, or 1%, from $4.16 billion at March 31, 2015, reflecting a $12 million, or 2%, increase in non-interest bearing deposits and a $13 million, increase in interest bearing deposits. For the year-to-date, total deposits increased by $147 million, or 4%, funding 73% of the $202 million increase in earning assets over that same time period. The cost of total interest bearing deposits increased by 8 basis points to 0.63% in the quarter ending June 30, 2015 from 0.55% in the linked quarter, driven primarily by the impact of money market specials utilized in target market areas during the second quarter of 2015.

Asset Quality

The Company maintains a disciplined approach to asset quality and will not match extremely favorable pricing or underwriting and structure pressures from competitor banks if those considerations do not meet the Company's asset quality and return standards. Non-performing assets decreased $1.8 million to $35.6 million at June 30, 2015 from $37.4 million at March 31, 2015. The ratio of non-performing assets to total

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assets decreased 5 basis points to 0.63% at June 30, 2015 from 0.68% at March 31, 2015. The allowance for loan losses as a percentage of total covered loans outstanding remained flat at 1.06% for June 30, 2015 and March 31, 2015.

Dividend

The Board of Directors declared a cash dividend on the Company’s common stock of $0.12 per share to shareholders of record at the close of business on July 31, 2015 and payable on August 12, 2015. This dividend equates to a 3.72% annualized yield based on the $12.91 average closing price of the Company’s common stock in the second quarter of 2015. In April 2015, the Board increased the dividend by $0.02, or 20%, from the $0.10 quarterly amount which was in effect throughout 2014. The Company has paid dividends for 37 consecutive quarters.

Tangible Book Value

Tangible book value per share increased to $9.87 at June 30, 2015 from $9.86 at March 31, 2015; primarily due to the impact of the Company’s net income of $13.3 million, offset in part by the cash dividend payment to shareholders of $0.12 per share. Additionally, during the second quarter of 2015 the investment portfolio negatively impacted tangible book value by $0.15, net of the balance sheet hedge valuation. The market value of the available for sale portfolio was impacted in part by the increase in the ten year treasury yield during the quarter, as well as the widening of credit spreads within the municipal sleeve of the portfolio. At June 30, 2015, the investment portfolio had a duration of 3.45 years, which is prudently positioned at this time.

Capital Management

The Company reported Tangible Common Equity ("TCE") of $488 million, or 8.79%, at June 30, 2015. The Company obtained approval for and initiated a third buyback plan on October 15, 2014. Under this plan, the Company is authorized to repurchase up to 2,566,283 shares, or 5% of the outstanding shares at the time the plan was approved. The Company did not repurchase any shares during the quarter ended June 30, 2015, and has remaining authorization to purchase an additional 254,394 shares. The Company anticipates leveraging its capital through organic loan growth.

Management Comments

“I want to thank my United Bank teammates and Directors for their relentless focus on the pursuit of excellence for our customers, employees, communities and shareholders,” stated William H. W. Crawford, IV, Chief Executive Officer of United Financial Bancorp, Inc. and United Bank. "For the remainder of 2015, we will be focused on driving continued strong operating leverage to maximize the benefits of our merger which positions us as a revenue growth company with an attractive cost structure and conservative risk profile all fueled by our ability to attract and retain top talent throughout our Company."

Investor Conference Call

United Financial Bancorp, Inc. will host a conference call on Wednesday, July 22, 2015 at 10:00 a.m. Eastern Time (ET) to discuss the Company’s second quarter results. Those wishing to participate in the call may dial toll-free 1-888-339-0797. A telephone replay of the call will be available through August 5, 2015 by calling 1-877-344-7529 and entering conference number 10068673. A podcast will be available on the Company’s website for an extended period of time, as well as on the Company’s investor relations app.

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Investor Presentation

United Financial Bancorp, Inc. has prepared and filed a visual slide presentation to accompany the earnings press release and investor conference call. The presentation has been filed as an exhibit to the SEC Form 8-K, but is not included in this press release. Copies of the presentation may be accessed on the Company’s investor relations website (www.unitedfinancialinc.com) by selecting “News & Market Data,” then “Presentations;” or via the IRapp and selecting “Presentations;” or directly from SEC EDGAR.

About United Financial Bancorp, Inc.

United Financial Bancorp, Inc. is the holding company for United Bank, a full service financial services firm offering a complete line of commercial, business, and consumer banking products and services to customers throughout Connecticut and Massachusetts. On April 30, 2014, United Bank and Rockville Bank completed a transformational merger of equals bringing together two financially strong, well-respected institutions and creating a leading New England bank with more than 50 branches in two states and over $5.6 billion in assets. Through the merger, Rockville Financial, Inc. completed the acquisition of United Financial Bancorp, Inc. The combined Company, known as United Financial Bancorp, Inc. trades on the NASDAQ Global Select Stock Exchange under the ticker symbol “UBNK”.

For more information about United Bank’s services and products call (866) 959-BANK or visit www.bankatunited.com. For more information about United Financial Bancorp, Inc., visit www.unitedfinancialinc.com or download the Company’s free Investor Relations app on your Apple or Android device.

To download United Financial Bancorp, Inc.'s investor relations app on your iPhone or on your iPad, which offers access to SEC documents, press releases, videos, audiocasts and more, please visit: https://itunes.apple.com/WebObjects/MZStore.woa/wa/viewSoftware?id=725271098&mt=8 or https://play.google.com/store/apps/details?id=com.theirapp.ubnk for your Android mobile device.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

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United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share Data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
Interest and dividend income:
Loans	$41,253	$35,237	$81,780	$52,081
Securities-taxable interest	4,771	3,981	10,040	5,884
Securities-non-taxable interest	2,181	1,053	4,273	1,824
Securities-dividends	472	468	846	641
Interest-bearing deposits	34	28	67	39
Total interest and dividend income	48,711	40,767	97,006	60,469
Interest expense:
Deposits	5,584	3,146	10,324	5,304
Borrowed funds	2,224	742	4,436	1,378
Total interest expense	7,808	3,888	14,760	6,682
Net interest income	40,903	36,879	82,246	53,787
Provision for loan losses	4,462	2,080	5,973	2,530
Net interest income after provision for loan losses	36,441	34,799	76,273	51,257
Non-interest income:
Service charges and fees	5,643	3,636	9,474	5,522
Net gain from sales of securities	360	589	698	857
Income from mortgage banking activities	2,990	1,236	5,361	1,791
Bank-owned life insurance	830	750	1,664	1,272
Net loss on limited partnership investments	(916)	—	(1,346)	—
Other income	464	108	355	86
Total non-interest income	9,371	6,319	16,206	9,528
Non-interest expense:
Salaries and employee benefits	16,595	14,541	33,167	24,783
Service bureau fees	1,466	1,768	3,286	2,859
Occupancy and equipment	3,799	2,610	8,257	4,308
Professional fees	782	856	1,699	1,284
Marketing and promotions	620	280	1,256	509
FDIC insurance assessments	823	632	1,901	950
Other real estate owned	62	125	177	433
Core deposit intangible amortization	449	321	930	321
Merger and acquisition expense	—	20,945	—	22,774
Other	5,761	4,099	10,341	6,213
Total non-interest expense	30,357	46,177	61,014	64,434
Income before income taxes	15,455	(5,059)	31,465	(3,649)
Provision for income taxes	2,123	512	5,108	975
Net income (loss)	$13,332	$(5,571)	$26,357	$(4,624)

Net income (loss) per share:
Basic	$0.27	$(0.13)	$0.54	$(0.14)
Diluted	$0.27	$(0.13)	$0.53	$(0.14)
Weighted-average shares outstanding:
Basic	48,837,512	43,178,460	48,777,096	34,191,095
Diluted	49,309,189	43,178,460	49,292,910	34,191,095

F - 1

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Interest and dividend income:
Loans	$41,253	$40,527	$40,682	$40,119	$35,237
Securities-taxable interest	4,771	5,269	5,303	5,180	3,981
Securities-non-taxable interest	2,181	2,092	1,794	1,495	1,053
Securities-dividends	472	374	409	381	468
Interest-bearing deposits	34	33	21	26	28
Total interest and dividend income	48,711	48,295	48,209	47,201	40,767
Interest expense:
Deposits	5,584	4,740	4,265	3,990	3,146
Borrowed funds	2,224	2,212	2,052	1,018	742
Total interest expense	7,808	6,952	6,317	5,008	3,888
Net interest income	40,903	41,343	41,892	42,193	36,879
Provision for loan losses	4,462	1,511	4,333	2,633	2,080
Net interest income after provision for loan losses	36,441	39,832	37,559	39,560	34,799
Non-interest income:
Service charges and fees	5,643	3,831	4,330	3,657	3,636
Net gain (loss) from sales of securities	360	338	(59)	430	589
Income from mortgage banking activities	2,990	2,371	434	978	1,236
Bank-owned life insurance	830	834	897	873	750
Net loss on limited partnership investments	(916)	(430)	(2,048)	(2,176)	—
Other income (loss)	464	(109)	(553)	314	108
Total non-interest income	9,371	6,835	3,001	4,076	6,319
Non-interest expense:
Salaries and employee benefits	16,595	16,572	16,758	17,791	14,541
Service bureau fees	1,466	1,820	2,304	3,016	1,768
Occupancy and equipment	3,799	4,458	5,653	3,278	2,610
Professional fees	782	917	1,297	1,081	856
Marketing and promotions	620	636	1,420	367	280
FDIC insurance assessments	823	1,078	818	785	632
Other real estate owned	62	115	223	136	125
Core deposit intangible amortization	449	481	481	481	321
Merger related expense	—	—	10,136	4,008	20,945
Other	5,761	4,580	5,986	3,979	4,099
Total non-interest expense	30,357	30,657	45,076	34,922	46,177
Income (loss) before income taxes	15,455	16,010	(4,516)	8,714	(5,059)
Provision (benefit) for income taxes	2,123	2,985	(5,937)	(1,271)	512
Net income (loss)	$13,332	$13,025	$1,421	$9,985	$(5,571)

F - 2

United Financial Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition
(In Thousands)
(Unaudited)

	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
ASSETS
Cash and cash equivalents:
Cash and due from banks	$44,482	$43,348	$43,416	$58,109	$66,269
Short-term investments	40,043	46,013	43,536	26,876	23,157
Total cash and cash equivalents	84,525	89,361	86,952	84,985	89,426
Available for sale securities – At fair value	1,061,927	1,094,229	1,053,011	1,012,780	952,033
Held to maturity securities – At amortized cost	14,992	15,204	15,368	15,556	15,761
Loans held for sale	28,017	13,002	8,220	6,332	19,656
Loans receivable, net of allowance for loan losses	4,048,770	3,884,067	3,877,063	3,772,522	3,674,936
Federal Home Loan Bank of Boston stock, at cost	37,061	34,006	31,950	30,090	30,419
Accrued interest receivable	14,777	14,958	14,212	14,712	13,728
Deferred tax asset, net	31,822	29,956	33,833	25,974	22,656
Premises and equipment, net	57,131	57,718	57,665	57,595	52,149
Goodwill	115,265	115,232	115,240	114,160	114,936
Core deposit intangible asset	8,372	8,821	9,302	9,783	10,264
Cash surrender value of bank-owned life insurance	124,287	123,456	122,622	121,724	120,851
Other real estate owned	227	1,711	2,239	2,647	3,213
Other assets	53,517	49,429	49,132	44,946	39,450
Total assets	$5,680,690	$5,531,150	$5,476,809	$5,313,806	$5,159,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$610,279	$598,157	$602,359	$659,859	$649,929
Interest-bearing	3,571,972	3,558,958	3,432,952	3,369,143	3,290,261
Total deposits	4,182,251	4,157,115	4,035,311	4,029,002	3,940,190
Mortgagors’ and investor escrow accounts	15,168	8,815	13,004	6,649	11,983
Federal Home Loan Bank advances and other borrowings	825,963	707,318	777,314	594,873	526,375
Accrued expenses and other liabilities	45,313	47,779	48,772	31,916	28,287
Total liabilities	5,068,695	4,921,027	4,874,401	4,662,440	4,506,835
Total stockholders’ equity	611,995	610,123	602,408	651,366	652,643
Total liabilities and stockholders’ equity	$5,680,690	$5,531,150	$5,476,809	$5,313,806	$5,159,478

F - 3

United Financial Bancorp, Inc. and Subsidiaries
Selected Financial Highlights
(Dollars In Thousands, Except Share Data)
(Unaudited)

	At or For the Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Share Data:
Basic net income (loss) per share	$0.27	$0.27	$0.03	$0.19	$(0.13)
Diluted net income (loss) per share	0.27	0.26	0.03	0.19	(0.13)
Dividends declared per share	0.12	0.10	0.10	0.10	0.10
Key Statistics:
Total revenue	$50,274	$48,178	$44,893	$46,269	$43,198
Total expense	30,357	30,657	45,076	34,922	46,177
Average earning assets	5,112,581	5,084,717	4,969,225	4,817,907	3,892,382
Key Ratios:
Return (loss) on average assets (annualized)	0.96%	0.95%	0.11%	0.76%	(0.53)%
Return (loss) on average equity (annualized)	8.69%	8.63%	0.90%	6.12%	(4.19)%
Tax-equivalent net interest margin (annualized)	3.30%	3.37%	3.44%	3.56%	3.86%
Residential Mortgage Production:
Dollar volume (total)	$203,433	$168,023	$121,886	$115,787	$82,434
Mortgages originated for home purchases	115,286	64,108	74,171	80,709	64,273
Loans sold	93,972	67,377	39,489	55,806	23,485
Income from mortgage banking activities	2,990	2,371	434	978	1,236
Non-performing Assets:
Residential real estate	$12,377	$12,527	$12,387	$11,468	$8,366
Commercial real estate	10,989	12,056	10,663	5,914	168
Construction	1,334	1,686	611	638	665
Commercial business	5,315	4,349	4,872	5,703	5,516
Installment and collateral	13	13	25	386	18
Non-accrual loans	30,028	30,631	28,558	24,109	14,733
Troubled debt restructured – non-accruing	5,346	5,034	3,800	5,180	4,380
Total non-performing loans	35,374	35,665	32,358	29,289	19,113
Other real estate owned	227	1,711	2,239	2,647	3,213
Total non-performing assets	$35,601	$37,376	$34,597	$31,936	$22,326
Non-performing loans to total loans	0.87%	0.91%	0.83%	0.77%	0.52%
Non-performing assets to total assets	0.63%	0.68%	0.63%	0.60%	0.43%
Allowance for loan losses to non-performing loans	81.57%	70.93%	76.67%	76.15%	111.67%
Allowance for loan losses to total loans	0.71%	0.65%	0.64%	0.59%	0.58%
Non-GAAP Ratios: (1)
Non-interest expense to average assets	2.19%	2.23%	3.35%	2.66%	4.41%
Efficiency ratio (2)	57.36%	60.82%	66.48%	61.98%	57.31%
Cost of interest-bearing deposits (annualized)	0.66%	0.55%	0.50%	0.46%	0.46%
Total revenue growth rate	4.35%	7.32%	(2.97)%	7.11%	114.73%
Total revenue growth rate (annualized) (3)	17.40%	29.27%	(11.90)%	28.44%	n/m
Average earning asset growth rate	0.55%	2.32%	3.14%	23.78%	77.70%
Average earning asset growth rate (annualized) (3)	2.19%	9.30%	12.56%	95.11%	n/m
Return on average tangible common equity (annualized)	11.12%	11.13%	1.37%	7.80%	(4.58)%
Pre-Provision net revenue to average assets (4)	1.56%	1.36%	1.16%	1.37%	1.72%
Pre-Provision net revenue to average equity (5)	14.13%	12.43%	9.89%	11.01%	13.55%

(1)
Non-GAAP Ratios are not financial measurements required by generally accepted accounting principles; however, management believes such information is useful to investors in evaluating Company performance.

(2)
The efficiency ratio represents the ratio of non-interest expense before foreclosed property expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and non-interest revenues, excluding only gains from securities transactions and nonrecurring items.

(3)	The annualized growth rate for revenue and earning assets based on second quarter 2014 results is not meaningful due to the acquisition of United Financial Bancorp, Inc. on April 30, 2014.

(4)
The Pre-Provision net revenue to average assets ratio represents the ratio of net interest income, on a fully tax-equivalent basis, fees and other non-interest income, net of non-credit-related expenses as a percent of average assets.

(5)
The Pre-Provision net revenue to average equity ratio represents the ratio of net interest income, on a fully tax-equivalent basis, fees and other non-interest income, net of non-credit-related expenses as a percent of average equity.

F - 4

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Interest-earning assets:
Residential real estate	$1,501,850	$12,702	3.38%	$1,109,696	$9,716	3.50%
Commercial real estate	1,658,734	19,614	4.74	1,365,361	18,291	5.37
Construction	156,114	1,841	4.73	89,948	1,804	8.05
Commercial business	613,220	7,050	4.61	465,780	5,253	4.52
Installment and collateral	4,843	44	3.63	12,642	173	5.48
Investment securities	1,130,543	8,632	3.05	790,846	6,140	3.11
Other earning assets	47,277	34	0.29	40,602	27	0.27
Total interest-earning assets	5,112,581	49,917	3.91	3,874,875	41,404	4.28
Allowance for loan losses	(26,552)			(19,951)
Non-interest-earning assets	458,462			329,452
Total assets	$5,544,491			$4,184,376
Interest-bearing liabilities:
NOW and money market	$1,434,648	1,952	0.55	$1,090,279	772	0.28
Savings	540,162	84	0.06	457,373	134	0.12
Certificates of deposit	1,555,593	3,548	0.91	1,197,717	2,240	0.75
Total interest-bearing deposits	3,530,403	5,584	0.63	2,745,369	3,146	0.46
Federal Home Loan Bank advances	572,948	845	0.59	310,946	569	0.73
Other borrowings	160,015	1,379	3.46	64,740	173	1.07
Total interest-bearing liabilities	4,263,366	7,808	0.73	3,121,055	3,888	0.50
Non-interest-bearing deposits	593,117			499,415
Other liabilities	74,305			32,307
Total liabilities	4,930,788			3,652,777
Stockholders’ equity	613,703			531,599
Total liabilities and stockholders’ equity	$5,544,491			$4,184,376
Net interest-earning assets	$849,215			$753,820
Tax-equivalent net interest income		42,109			37,516
Tax-equivalent net interest rate spread			3.18%			3.78%
Tax-equivalent net interest margin			3.30%			3.88%
Average interest-earning assets to average interest-bearing liabilities			119.92%			124.15%
Less tax-equivalent adjustment		1,206			637
Net interest income		$40,903			$36,879

F - 5

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Three Months Ended
	June 30, 2015			March 31, 2015
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Residential real estate	$1,501,850	$12,702	3.38%	$1,434,644	$12,319	3.43%
Commercial real estate	1,658,734	19,614	4.74	1,677,202	18,954	4.58
Construction	156,114	1,841	4.73	179,866	2,357	5.31
Commercial business	613,220	7,050	4.61	610,569	6,858	4.56
Installment and collateral	4,843	44	3.63	5,374	39	2.89
Investment securities	1,130,543	8,632	3.05	1,125,510	8,890	3.16
Other earning assets	47,277	34	0.29	51,552	33	0.26
Total interest-earning assets	5,112,581	49,917	3.91	5,084,717	49,450	3.92
Allowance for loan losses	(26,552)			(25,421)
Non-interest-earning assets	458,462			449,687
Total assets	$5,544,491			$5,508,983
Interest-bearing liabilities:
NOW and money market	$1,434,648	1,952	0.55	$1,411,240	1,531	0.44
Savings	540,162	84	0.06	534,033	82	0.06
Certificates of deposit	1,555,593	3,548	0.91	1,543,727	3,127	0.82
Total interest-bearing deposits	3,530,403	5,584	0.63	3,489,000	4,740	0.55
Federal Home Loan Bank advances	572,948	845	0.59	590,409	822	0.56
Other borrowings	160,015	1,379	3.46	179,087	1,390	3.15
Total interest-bearing liabilities	4,263,366	7,808	0.73	4,258,496	6,952	0.66
Non-interest-bearing deposits	593,117			578,897
Other liabilities	74,305			67,771
Total liabilities	4,930,788			4,905,164
Stockholders’ equity	613,703			603,819
Total liabilities and stockholders’ equity	$5,544,491			$5,508,983
Net interest-earning assets	$849,215			$826,221
Tax-equivalent net interest income		42,109			42,498
Tax-equivalent net interest rate spread			3.18%			3.26%
Tax-equivalent net interest margin			3.30%			3.37%
Average interest-earning assets to average interest-bearing liabilities			119.92%			119.40%
Less tax-equivalent adjustment		1,206			1,155
Net interest income		$40,903			$41,343

F - 6

United Financial Bancorp, Inc. and Subsidiaries
Average Balance Sheets, Interest and Yields/Costs
(Dollars In Thousands)
(Unaudited)

	For the Six Months Ended
	June 30, 2015			June 30, 2014
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/ Cost
Interest-earning assets:
Residential real estate	$1,468,433	$25,022	3.41%	$881,638	$15,607	3.54%
Commercial real estate	1,667,917	38,569	4.66	1,076,686	26,773	5.01
Construction	167,924	4,199	5.04	68,632	2,223	6.53
Commercial business	611,902	13,908	4.58	358,736	7,283	4.09
Installment and collateral	5,309	82	3.08	7,435	195	5.24
Investment securities	1,128,040	17,520	3.11	615,389	9,314	3.03
Other earning assets	49,403	67	0.27	29,268	39	0.27
Total interest-earning assets	5,098,928	99,367	3.92	3,037,784	61,434	4.06
Allowance for loan losses	(25,989)			(19,605)
Non-interest-earning assets	453,896			236,297
Total assets	$5,526,835			$3,254,476
Interest-bearing liabilities:
NOW and money market	$1,423,008	3,483	0.49	$890,384	1,324	0.30
Savings	537,115	166	0.06	341,017	169	0.10
Certificates of deposit	1,549,693	6,675	0.87	893,096	3,811	0.86
Total interest-bearing deposits	3,509,816	10,324	0.59	2,124,497	5,304	0.50
Federal Home Loan Bank advances	581,630	1,667	0.58	252,228	1,153	0.92
Other borrowings	169,498	2,769	3.29	55,330	225	0.82
Total interest-bearing liabilities	4,260,944	14,760	0.70	2,432,055	6,682	0.55
Non-interest-bearing deposits	586,047			380,267
Other liabilities	71,055			25,876
Total liabilities	4,918,046			2,838,198
Stockholders’ equity	608,789			416,278
Total liabilities and stockholders’ equity	$5,526,835			$3,254,476
Net interest-earning assets	$837,984			$605,729
Tax-equivalent net interest income		84,607			54,752
Tax-equivalent net interest rate spread			3.22%			3.51%
Tax-equivalent net interest margin			3.33%			3.62%
Average interest-earning assets to average interest-bearing liabilities			119.67%			124.91%
Less tax-equivalent adjustment		2,361			965
Net interest income		$82,246			$53,787

F - 7

United Financial Bancorp, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Net income (loss)	$13,332	$13,025	$1,421	$9,985	$(5,571)
Adjustments:
Net interest income	(3,512)	(3,432)	(3,421)	(3,828)	(4,948)
Non-interest income	(360)	(338)	729	(430)	(589)
Non-interest expense	454	486	12,513	4,497	21,266
Income tax expense (benefit)	1,196	1,152	(2,926)	226	(4,346)
Net adjustment	(2,222)	(2,132)	6,895	465	11,383
Total operating net income	$11,110	$10,893	$8,316	$10,450	$5,812
Total net interest income	$40,903	$41,343	$41,892	$42,193	$36,879
Adjustments:
Impact from purchase accounting fair value marks:
(Accretion) / Amortization of loan mark	(2,194)	(1,871)	(1,543)	(1,734)	(3,388)
Accretion / (Amortization) of deposit mark	845	1,079	1,276	1,482	1,150
Accretion / (Amortization) of borrowings mark	473	482	602	612	410
Net adjustment	(3,512)	(3,432)	(3,421)	(3,828)	(4,948)
Total operating net interest income	$37,391	$37,911	$38,471	$38,365	$31,931
Total non-interest income	$9,371	$6,835	$3,001	$4,076	$6,319
Adjustments:
Net gain on sales of securities	(360)	(338)	59	(430)	(589)
Loss on fixed assets - branch optimization	—	—	670	—	—
Net adjustment	(360)	(338)	729	(430)	(589)
Total operating non-interest income	9,011	6,497	3,730	3,646	5,730
Total operating net interest income	37,391	37,911	38,471	38,365	31,931
Total operating revenue	$46,402	$44,408	$42,201	$42,011	$37,661
Total non-interest expense	$30,357	$30,657	$45,076	$34,922	$46,177
Adjustments:
Merger and acquisition expense	—	—	(10,136)	(4,008)	(20,945)
Core deposit intangible amortization expense	(449)	(481)	(481)	(481)	(321)
Effect of branch lease termination agreement	—	—	(1,888)	—	—
Amortization of fixed asset fair value mark	(5)	(5)	(8)	(8)	—
Net adjustment	(454)	(486)	(12,513)	(4,497)	(21,266)
Total operating expense	$29,903	$30,171	$32,563	$30,425	$24,911
Total loans	$4,072,067	$3,904,733	$3,897,866	$3,791,491	$3,693,115
Non-covered loans (1)	(1,356,259)	(1,510,264)	(1,658,594)	(1,693,669)	(1,820,526)
Total covered loans	$2,715,808	$2,394,469	$2,239,272	$2,097,822	$1,872,589
Allowance for loan losses	$28,856	$25,297	$24,809	$22,304	$21,343
Allowance for loan losses to total loans	0.71%	0.65%	0.64%	0.59%	0.58%
Allowance for loan losses to total covered loans	1.06%	1.06%	1.11%	1.06%	1.14%
(1) As required by GAAP, the Company recorded at fair value the loans acquired in the legacy United transactions. These loans carry no allowance for loan losses for the periods reflected above.

F - 8

United Financial Bancorp, Inc. and Subsidiaries
Selected Interest Income/Expense and Yields/Costs
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

	Three Months Ended June 30, 2015
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$12,702	3.38%	$(848)	(0.26	) %	$13,550	3.64%
Commercial real estate	19,614	4.74	1,137	0.30		18,477	4.44
Construction	1,841	4.73	360	1.02		1,481	3.71
Commercial business	7,050	4.61	1,554	1.08		5,496	3.53
Installment and collateral	44	3.63	(8)	(0.68)		52	4.31
Certificates of deposit	3,548	0.91	(845)	(0.23)		4,393	1.14
Federal Home Loan Bank advances	845	0.59	(482)	(0.33)		1,327	0.92
Other borrowings	1,379	3.46	9	0.26		1,370	3.20
Tax-equivalent net interest margin	42,109	3.30	3,513			38,596	3.02

	Three Months Ended March 31, 2015
	GAAP		Mark to Market			Operating
	Interest and Dividends	Yield/Cost	Interest and Dividends	Yield/Cost		Interest and Dividends	Yield/Cost
Residential real estate	$12,319	3.43%	$(735)	(0.24	) %	$13,054	3.67%
Commercial real estate	18,954	4.58	698	0.20		18,256	4.38
Construction	2,357	5.31	542	1.33		1,815	3.98
Commercial business	6,858	4.56	1,384	1.00		5,474	3.56
Installment and collateral	39	2.89	(18)	(1.39)		57	4.28
Certificates of deposit	3,127	0.82	(1,079)	(0.29)		4,206	1.11
Federal Home Loan Bank advances	822	0.56	(490)	(0.35)		1,312	0.91
Other borrowings	1,390	3.15	8	0.06		1,382	3.09
Tax-equivalent net interest margin	42,498	3.37	3,432			39,066	3.08

F - 9